                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


             Certification and Notice of Termination of Registration
          Under Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
             Sections 13 and 15(d) of the Securities Exchange Act of
                                      1934.

                         Commission File Number 33-97778
                                                -----------------

                       CAROLINA COMMUNITY BANCSHARES, INC.
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               (Exact name of registrant as specified in charter)

                             100 East Leitner Street
                           Latta, South Carolina 29565
                                 (803) 752-7139
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
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               (Title of each class of securities covered by this
                                      Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [ ]       Rule 12h-3(b)(1)(ii)     [ ]

      Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(2)(i)      [ ]

      Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(ii)     [ ]

      Rule 12g-4(a)(2)(ii)       [ ]       Rule 15d-6               [ ]

      Rule 12h-3(b)(1)(i)        [X]

         Approximate number of holders of record as of the certification or notice date: 235

         Pursuant to the requirements of the Securities Exchange Act of 1934 Carolina Community Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  3-25-97                             BY:  /s/ R. Walton Brown
     -----------------------------            ----------------------------
                                              R. Walton Brown, President